Exhibit 99.1

FOR IMMEDIATE RELEASE

CORPORATE UPDATE

Las Vegas, Nevada, September 28, 2004 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") is pleased to announce that it has received majority consent from stockholders to approve the creation and issuance of 500,000 shares of Convertible Preferred Series A shares which are convertible at $10.00 per share, as a condition of closing the previously announced $5.0 million financing with Langley Park Investments PLC. The Aberdene shares, if and when converted to common stock, are subject to a two-year resale restriction commencing from July 30, 2004. The proceeds will be utilized to advance the Tuscarora, Cornucopia and New York Canyon exploration programs.

The Company has commenced Phase I exploration programs on both the Tuscarora and Cornucopia properties located in the North Carlin trend, Nevada. To date, the Company has completed data acquisition and compilation, acquired satellite images, and completed rectification and image processing. This data will be used to construct a digital terrain model and for the completion of base maps. Once an exploration team is made available, the Company will commence lithologic and structural mapping and geochemical sampling, as well as analyses and interpretation. The Company intends to commence orientation gravity surveys on both properties as soon as all the data interpretation has been completed. The Company expects the results of the Phase I program to immediately delineate drill targets. Both exploration programs will be managed by Dr. Hans Madeisky, P. Geo. whose geological experience regarding Meikle Type deposits has been credited with the discovery of high-grade deposits at depth in Nevada.

The Company has recently advanced funds towards the commencement of work on the New York Canyon project, located in Mineral County, Nevada. Aberdene has under option, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. As previously announced the Company acquired from a professional geologist, the rights to an extensive exploration data package on the project. Given the recent improvement of both gold and copper prices, Aberdene is completing a detailed review of the data and resource estimations for the New York Canyon project. The Company's geologist, Mr. Robert Weicker, P. Geo., and consulting geologist, Mr. Jay Santos, are continuing the review process of this extensive data package with an exploration budget to be finalized and announced shortly.

The Company recently completed a site visit to the Gold Hill project located in Boulder County, Colorado. The Company had a 120 day due diligence period which expired August 16, 2004, and has decided to extend it a further 90 days for the purpose of determining whether to enter into a formal option agreement with Consolidated Global Minerals Ltd.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Head Office Contact:
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
1-866-843-8911	T: (702) 939-5389
info@kirincapital.com	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.